                                                                  Exhibit (a)(4)

[LOGO OF SEAGATE SOFTWARE]

                                  ATTACHMENT A

                                 April 23, 1999

                      Special Exercise Instruction Letter

 Read this document carefully if you wish to exercise any or all of your vested
   Seagate Software stock options in conjunction with the Seagate Technology Exchange Offer. After you have read this letter and determined the number of options you would like to exercise, please fill out the attached Special
                                Exercise Notice.

If you wish to exercise options from more than one stock option grant, you must copy and complete a separate Special Exercise Notice for each grant.

Dear Seagate Software Optionee:

   As part of the Seagate Technology Exchange Offer (the "STI Exchange Offer"), Seagate Technology Inc. ("STI") is offering you the chance to exercise any or all of your vested Seagate Software ("SSI", or the "Company") options so that you can participate in the STI Exchange Offer.

   Attached is a Special Exercise Notice that you should use if you exercise any or all of your options in connection with the STI Exchange Offer. The Special Exercise Notice is different from your regular exercise notice, because it provides you with several special, one-time methods to pay the exercise price of your stock options and, in some cases, any related taxes. The details of these choices are outlined below.

 You may choose to exercise all, or any portion of your vested Seagate Software options using the Special Exercise Notice (refer to the Personal Seagate Software Stock Option Profile, mailed to you under separate cover, to determine the number of options you have eligible for the STI Exchange Offer). If, after exercising your stock options, you wish to exchange any, or all of your Seagate
  Software stock options for shares of STI, as per the STI Exchange Offer, you must also complete the enclosed Letter of Transmittal and submit it with the
               Special Exercise Notice in the envelope provided.

  There is space on the Letter of Transmittal to include shares from more than one stock option grant--you need only complete one Letter of Transmittal.

   You must return these documents to Seagate Software by 12:00 midnight New York City time, June 7, 1999 in order to take advantage of these special payment methods, and to participate in the

STI Exchange Offer with respect to your Seagate Software stock options. The terms of the STI Exchange Offer are more fully explained in the Offering Circular/Prospectus you have received in this package.

1. Exercising Your Options by Paying Cash

   You may pay the exercise price of any or all of your options by enclosing the Special Exercise Notice along with a check (in U.S. $) made out to Seagate Software Inc. for the total exercise price of the options you wish to exercise.

2. Net Exercise

   In connection with the STI Exchange Offer, the Company offers you the opportunity to exercise any or all of the vested portion of your stock options without paying any cash. This is called a Net Exercise. This section will explain how the Net Exercise works and the effect of choosing to exercise your options through a Net Exercise.

   The Net Exercise lets you pay the exercise price of the vested portion of your vested stock options by canceling a portion of the vested stock options you are exercising. Therefore, you are not required to pay any cash to exercise your options when you use the Net Exercise feature. Instead, you will receive fewer shares, because a portion of the shares you could have received are canceled to pay the exercise price. The fair market value of Seagate Software shares determined on the sixth business day before the close of the Veritas transaction (as described in the Offering Circular/Prospectus) will be used to calculate how many shares will be cancelled in order to cover the total exercise price. The following example outlines the mechanics of the Net
Exercise:

   Example. An optionee, John Smith, has an option to purchase 100 shares of the Company's Common Stock with an exercise price of $2 per share. The options are fully vested. The fair market value of the Company's Common Stock on the date John exercises his option is $10. John decides to exercise this option for the 100 shares by means of a "net exercise." The Company determines how many of the 100 shares must be canceled to exercise the remaining shares. In this case, the Company would cancel 20 shares, leaving John with 80 shares of Seagate Software eligible for the STI Exchange Offer.

   The math is as follows: The total exercise price of John's 100 shares is $200. This is determined by multiplying the 100 shares by the $2 per share exercise price. The number of shares needed to pay the exercise price is 20. This is determined by dividing the $200 total exercise price by the $10 fair market value per share. Thus, the Company cancels 20 shares and John receives 80 shares.

   You may use the Net Exercise feature for all or any portion of your vested stock options. On the Special Exercise Notice, simply enter the total number of vested stock options you would like to exercise and check the box for Net
                       Exercise under "Payment Methods."

   If you elect to do a Net Exercise, you will have amended your option. However, unless you are a U.S. resident and have an incentive stock option (an "ISO"), the amendment should not have any detrimental effect on your option. U.K. and Canadian residents will not suffer any detrimental effect to their options by doing the Net Exercise. Seagate Software is not aware of the consequences of a Net Exercise for any other countries.

   U.S. Optionees with ISOs. For optionees who reside in the United States and have incentive stock options there is a serious disadvantage to exercising your incentive stock options through a Net Exercise. You will disqualify your incentive stock option and thereafter have a non-qualified stock option. Upon exercise, a non-qualified stock option will cause you to recognize ordinary income subject to withholding. You will have to pay the withholding upon the exercise of the option shares you Net Exercise in this exchange and for all future option exercises regardless of how you exercise your option. If you do not do the Net Exercise and thereby you keep your incentive stock option, you will not have any withholding.

 The Net Exercise feature is only available for the STI Exchange Offer. It will not be available for any future exercises of your stock options.

3. Automatic Sale

   If you choose the Automatic Sale feature, you will not have to pay cash to exercise your Seagate Software stock options. As well, your Seagate Software shares will automatically be converted to Shares of Seagate Technology as per the Seagate Technology Exchange Offer and sold on your behalf by the Victor
                 Group at Salomon Smith Barney (the "Broker").

   With the Automatic Sale, the Company will loan you the exercise price for your options, and will receive payment from the broker after the sale of your Seagate Technology shares.

   Under the Automatic Sale, your options will be considered exercised on the last day of the STI Exchange Offer. The Seagate Software shares you receive upon exercise of your option will be converted in the STI Exchange Offer into STI shares and the STI shares will be sold by the Broker on June 9, 1999. After deducting its commission of U.S. $0.05 per share, the Broker remits to the Company the required funds to pay for the exercise price and any required tax obligations for optionees in countries where the tax withholding option is available and the Company is required to withhold (see below for a discussion of taxes). You will receive a check from the Broker for the rest of the proceeds from the sale of your STI shares.

    To exercise your options through the Automatic Sale, you must check the appropriate box under "Payment Methods" on the Special Exercise Notice, and complete the "Automatic Sale Account Form" (Attachment C) attached to the Special Exercise Notice. The "Automatic Sale Account Form" will enable the
  Broker to open an account or utilize an existing account in order for you to participate in the Automatic Sale feature.

  While no shares of Seagate Technology Inc. will be forwarded to you or your designate if you elect to participate in the Automatic Sale, it is imperative that you complete the enclosed Letter of Transmittal, and forward it with the
  Special Exercise Notice and Attachment C to Seagate Software in the enclosed envelope.

4. Payment with Seagate Software Stock You Own

   You may pay the exercise price of your options with shares of Seagate Software you already own. Simply check the appropriate box on the Special Exercise Notice, and send the number of shares that would equal or exceed the total exercise price of the options you want to exercise.

   To find out the value of a Seagate Software share at the time you would exercise, please refer to the calculations in the Offering Circular/Prospectus for an estimate. You may call toll free 877-707-5656 beginning April 30, 1999 for information regarding the final value. Because the actual value of the Seagate Software shares will not be definitely known until the sixth business day prior to the close of the Veritas transaction, you may have to send in extra shares which will be refunded to you when the value of the Seagate Software shares is determined. U.S. optionees with ISOs should be aware that submitting shares received by exercising ISOs may cause taxable income.

You should consult your own tax adviser regarding the tax implications of using this method to exercise your options.

                                     Taxes

 For a detailed discussion of the potential tax consequences of exercising your options, refer to the Seagate Technology Offering Circular/Prospectus included in this package.

   In addition to indicating the method by which you wish to exercise your options, certain option holders must complete the section of the Special Exercise Notice headed "Tax Withholding Method". See below for details.

Canada Optionees

   If you are a Canadian optionee, and elect to exercise your options using the Automatic Sale, tax will be withheld at a flat tax rate of 30% of the gross proceeds from the exercise of your options, and subsequent sale of your shares of Seagate Technology stock. This tax withholding will be done automatically; therefore, you do not need to complete the "Tax Withholding Method" section of the Special Exercise Notice.

Your individual tax obligation may differ significantly from the 30% flat rate.
 You will be responsible to revenue Canada for ensuring that any additional tax obligations are met.

   If your tax obligation will be less than 30% based on your personal tax circumstances (which may be impacted by contributions you plan to make to a Registered Retirement Savings Plan) you have two options to claim any applicable tax credit: 1) you can wait, and claim it in your regular annual tax return, or 2) you may request that revenue Canada reduce your tax obligation in advance. If you wish to take advantage of option 2, you must complete a Form L-18 and return it to Revenue Canada. If approved, Seagate Software will reimburse your withholding tax in the amount indicated by revenue Canada.

   If, as a Canadian optionee, you elect to exercise your options using any method other than the Automatic Sale, no taxes will be withheld. You will be responsible for ensuring that your tax obligations are met, and do not need to complete the "Tax Withholding Method" section of the Special Exercise Notice.

   Canadian optionees should note that if they exercise any options in connection with the STI Exchange Offer, their option agreements will be amended to allow them to participate in the STI Exchange Offer (see Section 7 of the Exercise Notice). There are no disadvantages of this amendment to Canadian optionees and this amendment should preserve the beneficial tax treatment upon sale of the Seagate Technology shares.

U.S. Optionees

   U.S. residents with nonstatutory stock options will have tax payment obligations upon exercising their options, and must complete the "Tax Withholding Method" Section of the Special Exercise Notice.

   If you are subject to U.S. taxation and you have an incentive stock option, then there will be no withholding on the exercise of your ISOs, so you do not need to complete this section of the Exercise Notice.

U.K. Optionees

   U.K. residents will have tax payment obligations upon exercising their options granted after November 1996 and must complete the "Tax Withholding Method" Section of the Special Exercise Notice. Your taxes will be calculated at 40% on the difference between your exercise price and the fair market value of Seagate Software shares. The ordinary income amount and taxes will be applied to your payroll earnings within the month following the close of the transaction. Any adjustment needed to the 40% withheld due to your personal tax circumstances will be adjusted through payroll and reflected in a subsequent paycheck.

   If you were granted your stock options prior to December 1996, you are responsible for reporting the income related to the options on your personal income tax returns and remitting the related income taxes. Therefore, you should not complete the "Tax Withholding Method" section of the Special Exercise Notice.

Optionees in Countries Other Than Canada, U.S. or the U.K.

   The tax information for the following countries is based on interpretations of the existing authorities. Seagate Software did not receive an opinion from its counsel on these tax consequences, and urges you to consult with your own tax advisor prior to the exercise of any options.

Australia Optionees

   Unless a previous election was made in the year of grant in the employee's tax return, income will be recognized at the time of exercise. Employees are responsible for reporting the income related to the options on their personal income tax returns and remitting the related income and medicare taxes. Therefore, you should not complete the "Tax Withholding Method" section of the Special Exercise Notice.

France Optionees

   France residents will have social security and social contribution payment obligations upon exercising their options and must complete the "Tax Withholding Method" Section of the Exercise Notice. Your taxes will be calculated at 22% on the difference between your exercise price and the fair market value of Seagate Software. The ordinary income amount and taxes will be applied to your payroll earnings within the month following the close of the transaction. Any adjustment needed to the 22% withheld due to your personal tax circumstances will be adjusted through payroll and reflected in a subsequent paycheck.

Germany Optionees

   Germany residents will have tax and potentially social security payment obligations upon exercising their options and must complete the "Tax Withholding Method" Section of the Exercise Notice. Your taxes will be calculated at 53% on the difference between your exercise price and the fair market value of Seagate Software shares. The ordinary income amount and taxes will be applied to your payroll earnings within the month following the close of the transaction. Any adjustment needed to the 53% withheld due to your personal tax circumstances will be adjusted through payroll and reflected in a subsequent paycheck.

Spain Optionees

   Spain residents will have tax payment obligations upon exercising their options and must complete the "Tax Withholding Method" Section of the Exercise Notice. Your taxes will be calculated at 48% on the difference between your exercise price and the fair market value of Seagate Software shares. The ordinary income amount and taxes will be applied to your payroll earnings within the month following the close of the transaction. Any adjustment needed due to the 48% withheld due to your personal tax circumstances will be adjusted through payroll and reflected in a subsequent paycheck.

Singapore and Japan Optionees

   Residents of Singapore and Japan will recognize income at the time of exercise. Optionees are responsible for remitting the related income taxes. Therefore, you should not complete the "Tax Withholding Method" section of the Special Exercise Notice.

Sweden Optionees

   Sweden residents will have tax payment obligations upon exercising their options and must complete the "Tax Withholding Method" Section of the Exercise Notice. Your taxes will be calculated at 55% on the difference between your exercise price and the fair market value of Seagate Software shares. The ordinary income amount and taxes will be applied to your payroll earnings within the month following the close of the transaction. Any adjustment needed due to the 55% withheld due to your personal tax circumstances will be adjusted through payroll and reflected in a subsequent paycheck.

Switzerland Optionees

   Switzerland residents will have tax payment obligations upon exercising their options and must complete the "Tax Withholding Method" Section of the Exercise Notice. Your taxes will be calculated at 15% on the difference between your exercise price and the fair market value of Seagate Software shares. The ordinary income amount and taxes will be applied to your payroll earnings within the month following the close of the transaction. Any adjustment needed due to the 15% withheld due to your personal tax circumstances will be adjusted through payroll and reflected in a subsequent paycheck.

Other

   Residents of Italy and the Netherlands, will have tax obligations upon exercising their options, and must complete the "Tax Withholding Method" section of the Special Exercise Notice.

  Optionees in countries other than those discussed above should complete the
    "Tax Withholding Method" section of the Special Exercise Notice if they normally have to pay taxes upon exercising their options.

Tax Withholding Choices

   If , as described above, you must complete the "Tax Withholding Method", section of the Special Exercise Notice, you must either enclose a check for an amount that will cover your tax obligations or elect for the Company to withhold the correct amount of shares or money. If you elect to do an "Automatic Sale" do not enclose a check, or complete the "Tax Withholding Method" section of the Special Exercise Notice, as the Company will automatically withhold for optionees in countries where the tax withholding option is available (as discussed above).

   The tax withholding program allows you to pay any required tax withholding obligation with shares you receive from the exercise of your stock options. The following example outlines the mechanics of the tax withholding program:

   Example: An optionee, John Smith, has an option to purchase 100 shares of the Company's Common Stock with an exercise price of $2 per share. The options are fully vested. The fair market value of the Company's Common Stock on the date John exercises his option is $10. The exercise of the option will cause John to owe $40 of income tax, which the Company must collect. The $40 of income tax divided by the $10 fair market value per share of the Common Stock equals four shares. John can request that the Company withhold four shares of the stock he receives upon the exercise of his option to satisfy his tax withholding obligation. The Company will then pay $40 cash to the proper tax authorities. John will have the remaining 96 shares from the exercise of his option to submit in the STI Exchange Offer if he so chooses.

To participate in the tax withholding program, simply check the appropriate box on the Special Exercise Notice under "Tax Withholding Method." The Company will calculate the amount of tax that must be collected, and deduct the correct number of Seagate Software shares from those you receive upon exercising your options.

SSI's Right of First Refusal

   SSI has a right of first refusal should you desire to sell your shares of SSI common stock. This means that before you sell your stock to a third party, you must notify SSI of your intention to sell and the price and number of shares you intend to sell. SSI then has the opportunity (but not the obligation) to purchase your shares at the price you would have sold them to the third party. For purposes of the STI Exchange Offer, SSI waives its right of first refusal. If you participate in the STI Exchange Offer, SSI will not have a right of first refusal in your STI shares.

                       When Will My Options Be Exercised?

   To keep this complicated process as simple as possible, all options will be exercised at the end of business on the last day of the STI Exchange Offer (about five days after the close of the Veritas Transaction). The fair market value of Seagate Software shares will be the same as used for the STI Exchange Offer and the Veritas transaction (determined on the sixth business day before the close of the Veritas transaction). Refer to the Offering Circular/Prospectus included with this package for further details on how this fair market value will be determined.

                                    Summary

   To exercise your options and participate in the STI Exchange Offer, you must fill out the attached Special Exercise Notice. To complete the Special Exercise Notice, you must first determine how many of your vested options you would like to exercise and second determine how you would like to pay the exercise price of those options. You may pay the exercise price by submitting a check (in U.S. dollars only), checking the box for a Net Exercise (as described above), checking the box for an Automatic Sale (as described above), or submitting enough Seagate Software shares (as described above).

   For U.S. residents who have non-qualified stock options, residents of the United Kingdom and residents of any other countries where you must pay taxes upon the exercise of your stock options, you must also either submit a check for the required tax payments, check the box for the tax withholding (to have some of your shares withheld to pay any required taxes), or elect to do an Automatic Sale in which case the money for the taxes you owe will be deducted from the proceeds of the sale of your STI stock.

   After you complete the attached Special Exercise Notice, and any required attachments (i.e. the Automatic Sale Account Form), you must send the Special Exercise Notice in the enclosed envelope. If you wish to subsequently exchange any or all of your Seagate Software shares for shares of STI, as per the STI Exchange Offer, you must complete the Letter of Transmittal enclosed in this package, and include it with the Special Exercise Notice. The Special Exercise Notice instructs us how to exercise your options and the Letter of Transmittal instructs us to inform the exchange agent to exchange the Seagate Software stock for Seagate Technology stock.

Questions

   Should you have any questions regarding the exercise of your options, please contact Roberta Cohen at Phone (831) 439-2860, or by email at roberta_s_cohen@notes.seagate.com.